Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD

REVENUES AND RECORD EARNINGS FOR THE

THREE AND NINE MONTHS ENDED DECEMBER 31, 2006

Record 3rd Quarter Earnings Increase 32% on

Record Revenue Increase of 69%

HAUPPAUGE, N.Y., February 7, 2007 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported the highest revenue and earnings in its history for the three and nine months ended December 31, 2006.

Net sales for the third quarter reached a record $66,719,000, an increase of $27,280,000 or 69%, over the $39,439,000 in net sales reported for the three months ended December 31, 2005. Net income for the period was a record $4,148,000 or $.39 per basic share ($.38 per diluted share), an increase of $1,010,000 or 32%, as compared with $3,138,000 or $.30 per basic share ($.30 per diluted share), reported for the comparable quarter in fiscal 2006.

Net income for the three months ended December 31, 2006 includes the after tax negative impact of $220,000 or $.02 per basic and diluted share, resulting from the expensing of stock-based compensation associated with the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment”. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to April 1, 2006 (as previously disclosed in the Company’s financial statements), pro forma employee stock-based compensation expense during the three months ended December 31, 2005 (after tax) was $250,000 or $.02 per basic and $.03 per diluted share.

Net sales for the nine months ended December 31, 2006 totaled a record $147,923,000 an increase of $34,913,000 or 31%, over the $113,010,000 in net sales reported for the nine months ended December 31, 2005. Net income for the nine months ended December 31, 2006 was a record $9,742,000 or $.93 per basic share ($.91 per diluted share), an increase of $1,155,000 or 13%, compared with $8,587,000 or $.83 per basic share ($.81 per diluted share), reported for the comparable quarter in fiscal 2006.

Net income for the nine months ended December 31, 2006 includes the after tax negative impact of $713,000 or $.07 per basic and diluted share, resulting from the expensing of stock-based compensation associated with the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment”. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to April 1, 2006 (as previously disclosed in the Company’s financial statements), pro forma employee stock-based compensation expense during the three months ended December 31, 2005 (after tax) was $778,000 or $.08 and $.07 per basic and diluted share, respectively.

“Our record operating results are extremely satisfying given the challenges of our SAP implementation, managing raw material and transportation costs together with the acquisition of Medegen Medical Products (“MMP”), by far the largest acquisition in our history. There is no doubt that our results would not have been possible without the tireless efforts of all our employees. In the third quarter, MMP accounted for $21,000,000 of our total revenues, in line with our expectations,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 4:30 p.m. (ET) on February 7, 2007. You may participate in the conference call by calling 1-888-858-4756; conference ID# 8321016. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 6:30 p.m. (ET) on February 7, 2007.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2007 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2007, Medical Action anticipates reporting record net income for the tenth consecutive year and record revenue for the twelfth consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers and long-term facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets we compete in. Our products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$66,719	$39,439	$147,923	$113,010
Cost of sales	50,112	28,959	110,989	83,723

Gross profit	16,607	10,480	36,934	29,287

Selling, general and administrative expenses	8,978	5,393	20,603	15,522
Interest (income) expense, net	811	(81)	490	(63)

Income before income taxes	6,818	5,168	15,841	13,828
Income tax expense	2,670	2,030	6,099	5,241

Net income	$4,148	$3,138	$9,742	$8,587

Net income per share basic:	.39	.30	.93	.83
Net income per share diluted:	.38	.30	.91	.81

Balance Sheets as of December 31, 2006 and

March 31, 2006 (dollars in thousands)

	December 31, 2006	March 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,177	$16,068
Receivables, net	20,846	11,045
Inventories, net	34,054	18,836
Prepaid expenses and other assets	2,727	1,260

Total Current Assets	60,804	47,209

Property and equipment, net	29,287	12,303
Goodwill	79,895	37,085
Trademarks	1,266	666
Other intangible assets, net	18,208	1,675
Other assets	2,487	1,453

Total Assets	$191,947	$100,391

Liabilities and Shareholders’ Equity
Accounts payable	15,598	6,135
Accrued expenses, payroll, payroll taxes and income taxes	12,683	3,284
Total capital lease obligations	291	—
Deferred income taxes	4,890	5,029
Total debt	64,530	2,800
Shareholders’ equity	93,955	83,143

Total Liabilities and Shareholders’ Equity	$191,947	$100,391

Key Financial Statistics
Current ratio	1.5	4.8
Debt to equity ratio	0.69	0.03
Book value per share	$8.92	$7.90

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